AGREEMENT AND PLAN OF REORGANIZATION

                            BETWEEN

                  MOBILE DESIGN CONCEPTS, INC.

                              AND

                      BIOACCELERATE, INC.




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                       TABLE OF CONTENTS

     1.  Plan of Reorganization                                      1

     2.  Exchange of Shares                                          1

     3.  Pre-Closing Events                                          2

     4.  Exchange of Securities                                      2

     5.  Other Events Occurring at Closing                           2

     6.  Delivery of Shares                                          3

     7.  Representations of Bioaccelerate Stockholders               3

     8.  Representations of Bioaccelerate                            3

     9.  Representations of MODS and Dixon                           5

    10.  Closing                                                     8

    11.  Conditions Precedent to the Obligations of BIOACCELERATE    8

    12.  Conditions Precedent to the Obligations of MODS            10

    13.  Indemnification                                            10

    14.  Nature and Survival of Representations                     11

    15.  Documents at Closing                                       11

    16.  Finder's Fees                                              12

    17.  Miscellaneous                                              12

Signature Page                                                      14

Exhibit A - Bioaccelerate  Stockholder Schedule
Exhibit B - Amendment to Articles of Incorporation
Exhibit C - Form of Investment Letter

                   AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (hereinafter the
"Agreement") is entered into effective as of this                 day of
August, 2004, by and among Mobile Design Concepts, Inc., a Nevada corporation (hereinafter "MODS"); Lynn Dixon, the sole officer and director of MODS (hereinafter " Dixon"); Bioaccelerate, Inc.., a Delaware corporation (hereinafter "Bioaccelerate "), and the owners of the outstanding shares of common stock of Bioaccelerate (hereinafter the "BIOACCELERATE Stockholders").

                           RECITALS:

     WHEREAS, the Bioaccelerate Stockholders own all of the issued and outstanding common stock of Bioaccelerate (the "Bioaccelerate Common Stock"). MODS desires to acquire the Bioaccelerate Common Stock solely in exchange for voting common stock of MODS, making Bioaccelerate a wholly-owned subsidiary of MODS; and

     WHEREAS, the Bioaccelerate Stockholders (as set forth on Exhibit "A") desire to acquire voting common stock of MODS in exchange for the Bioaccelerate Common Stock, as more fully set forth herein.

     NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                           AGREEMENT

     1. Plan of Reorganization. It is hereby agreed that the Bioaccelerate Common Stock shall be acquired by MODS in exchange solely for MODS common voting stock (the "MODS Shares"). It is the intention of the parties hereto that all of the issued and outstanding shares of capital stock of Bioaccelerate shall be acquired by MODS in exchange solely for MODS common voting stock and that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or
Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

     2. Exchange of Shares. MODS and Bioaccelerate Stockholders agree that on the Closing Date or at the Closing as hereinafter defined, the Bioaccelerate Common Stock shall be delivered at Closing to MODS in exchange for the MODS Shares, as follows:

     (a) At Closing, MODS shall, subject to the conditions set forth herein, be obligated to issue an aggregate of up to 32,000,000 shares of MODS common stock for delivery to the Bioaccelerate Stockholders in exchange for 100% of the Bioaccelerate Common Stock.

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     (b)  Each consenting Bioaccelerate Stockholder shall execute this
Agreement or a written consent to the exchange of their Bioaccelerate Common Stock for MODS Shares along with any other exchanging security holders of Bioaccelerate.

     (c) Unless otherwise agreed by MODS and Bioaccelerate this transaction shall close only in the event MODS is able to acquire at least 80% of the outstanding Bioaccelerate Common Stock; however, it is the intent of the parties to have MODS acquire all of the Bioaccelerate Common Stock.

     3. Pre-Closing Events. The Closing is subject to the completion of the following:

     (a) At or prior to the time of Closing, MODS shall have 1,375,015 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding and there shall be no outstanding options, warrants or other rights to purchase or otherwise acquire MODS securities except as otherwise described herein relating to the transactions described herein.

     (b) MODS shall have no, and shall demonstrate to the satisfaction of Bioaccelerate that it has no, material assets and no liabilities contingent or fixed.

     (c) MODS shall complete on or before closing a 3.5 to 1 reverse split which reduce its outstanding common stock from 4,812,800 shares to 1,375,015 shares.

     4. Exchange of Securities. As of the Closing Date each of the following shall occur:

     (a) All shares of Bioaccelerate Common Stock issued and outstanding on the Closing Date shall be exchanged for the MODS Shares (up to an aggregate amount of 32,000,000 MODS Shares) to be delivered at Closing subject to the conditions set forth below. All such outstanding shares of Bioaccelerate Common Stock shall be deemed, after Closing, to be owned by MODS. The holders of such certificates previously evidencing shares of Bioaccelerate Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of Bioaccelerate Common Stock except as otherwise provided herein or by law;

     (b) With respect to the 32,000,000 shares of the Company's common stock to be issued to the Stockholders of Bioaccelerate said shares shall be issued to the Bioaccelerate Stockholders in proportion to their Bioaccelerate stock ownership set forth on Exhibit "A".

     5. Other Events Occurring at Closing. At Closing, the following shall be accomplished:

     (a) MODS shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "B" effecting an amendment to its Articles of Incorporation to reflect a name change (as selected by Bioaccelerate ), but expected to be Bioaccelerate Holdings, Inc.

     (b) The resignation of the existing MODS sole officer and director and appointment of new officers and directors as specified in this Agreement.

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     (c)  As of the Closing, MODS shall adopt a 2004 Stock option Program
(including incentive stock options) in such amount, at such exercise price and pursuant to such a vesting schedule as reasonable determined by Bioaccelerate.

     6. Delivery of Shares. On or as soon as practicable after the Closing Date, Bioaccelerate will use its best efforts to cause the Bioaccelerate Stockholders to surrender certificates for cancellation representing their shares of Bioaccelerate Common Stock, against delivery of certificates representing the MODS Shares for which the shares of Bioaccelerate Common Stock are to be exchanged at Closing.

      7.  Representations of Bioaccelerate  Stockholders.  Each
Bioaccelerate Stockholder hereby represents and warrants each only as to its own Bioaccelerate Common Stock, effective this date and the Closing Date as follows:

     (a) Except as may be set forth in Exhibit "A", the Bioaccelerate Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said Bioaccelerate Stockholder will have good title and the unqualified right to transfer and dispose of such Bioaccelerate Common Stock.

     (b) Said Bioaccelerate Stockholder is the sole owner of the issued and outstanding Bioaccelerate Common Stock as set forth in Exhibit "A";

     (c) Said Bioaccelerate Stockholder has no present specific intent to sell or dispose of the MODS Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the MODS Shares.

     8. Representations of Bioaccelerate . Bioaccelerate hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:

     (a) Except as noted on Exhibit "A", the Bioaccelerate Stockholders listed on the attached Exhibit "A" are the sole record and beneficial owners of the issued and outstanding common stock of Bioaccelerate .

     (b) Bioaccelerate has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the Bioaccelerate Financial Statements or on Exhibit "A", attached hereto.

     (c) The unaudited financial statements as of and for the periods ended May 31, 2004, which have been delivered to MODS ("Bioaccelerate Financial Statements") fairly present the financial condition of Bioaccelerate as of the dates thereof. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Bioaccelerate Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business and expenses incurred in connection with the transactions contemplated by this Agreement; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Bioaccelerate as reflected in the Bioaccelerate Financial Statements. Bioaccelerate has good title to all assets shown on the

Bioaccelerate  Financial Statements
subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.

     (d) Since the date of the Bioaccelerate Financial Statements, there have not been any material adverse changes in the financial position of Bioaccelerate except changes arising in the ordinary course of business, or from the incurrence of expenses in connection with the transactions contemplated by this Agreement. which changes will in no event materially and adversely affect the financial position of Bioaccelerate assuming Closing occurs.

     (e) Bioaccelerate is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Bioaccelerate Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Bioaccelerate .

     (f) Bioaccelerate is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on Bioaccelerate .

     (g) Bioaccelerate has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

     (h) Bioaccelerate has not materially breached any material agreement to which it is a party. Bioaccelerate has previously given MODS copies or access thereto of all material contracts, commitments and/or agreements to which BIOACCELERATE is a party including all relationships or dealings with related parties or affiliates.

     (i) Bioaccelerate has no subsidiary corporations except as disclosed in writing to MODS.

     (j) Bioaccelerate has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of MODS prior to the Closing Date, during reasonable business hours and on reasonable notice.

     (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which Bioaccelerate is a party and has been duly authorized by all appropriate and necessary corporate action under Delaware or other applicable law and Bioaccelerate, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Bioaccelerate is a party.

     (l) All disclosure information provided by Bioaccelerate for the purpose of being set forth in disclosure documents of MODS or otherwise delivered to MODS by Bioaccelerate for use in connection with the transaction (the "Acquisition") described herein is true, complete as to the items described) and accurate in all material respects.

     9. Representations of MODS and Dixon. MODS, and Dixon to the best of his knowledge, hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Closing Date:

     (a) As of the Closing Date, the MODS Shares, to be issued and delivered to the Bioaccelerate Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of MODS common stock, fully-paid and nonassessable. The total number of MODS shares of common stock outstanding as of the Closing Date shall be 1,375,085 prior to the completion of the acquisition of Bioaccelerate. As of the Closing Date, MODS will have no outstanding or authorized securities, warrants, options, other rights to purchase or otherwise acquire capital stock or securities of the Company, preemptive rights, rights of first refusal, registration rights or related commitments of any nature other than as described herein. Lynn Dixon hereby agrees to surrender for cancellation sufficient shares as required to round up all fractional shares so that MODS has 1,375,085 shares outstanding at closing.

     (b) MODS has the corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including the board of directors and shareholders of MODS. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which MODS is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to MODS or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of MODS.

     (c) MODS has delivered to Bioaccelerate a true and complete copy of its audited financial statements for the years ended December 31, 2001, 2002, and 2003, as well as for the six months ended June 30, 2004. (the "MODS Financial Statements"). The MODS Financial Statements are complete, accurate and fairly present the financial condition of MODS as of the dates thereof and the results of its operations for the periods them ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The MODS Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of MODS as of the dates thereof and the results of it operations and changes in
financial position for the periods then ended.   Immediately following the
Closing, DHTS's present management will cause all of MODS's financial records, including state and federal tax returns, to be delivered to new management nominated by the Bioaccelerate stockholders.

     (d) Since June 30, 2004, there have not been any material adverse changes in the financial condition of MODS except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement and the disposition of MODS's remaining assets and the payment of all liabilities. Prior to Closing, all accounts payable and other liabilities of MODS shall be paid and satisfied in full and MODS shall, at Closing, have no obligations, debts, claims or liabilities of any nature either contingent or fixed (including without limitation, any tax liabilities not yet due, except for Nevada franchise taxes, if any).

     (e) MODS is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or proceeding not reflected in the MODS Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting MODS, its management or its properties.

     (f) MODS is duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

     (g) MODS has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on MODS, and has paid or made adequate provision in the MODS Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. MODS is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

     (h) There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of MODS, except as contemplated in this Agreement.

     (i) The corporate financial records, minute books, and other documents and records of MODS have been made available to Bioaccelerate prior to the Closing and shall be delivered to new management of MODS at Closing.

     (j) MODS has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that MODS has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which MODS is subject. MODS hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Bioaccelerate all relationships or dealings with related parties or affiliates.

     (k) MODS common stock is currently approved for quotation on the Electronic Bulletin under the symbol "MODS" and there are no stop orders in effect with respect thereto. MODS has provided Bioaccelerate with copies of all correspondence between MODS and NASDAQ and MODS and the NASD. MODS has not been informed, and has no reason to believe, that its common stock will be delisted by the NASD.

     (l) All information regarding MODS which has been provided to Bioaccelerate or otherwise disclosed in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. MODS has provided to BIOACCELERATE all material information regarding MODS. MODS and Dixon specifically disclaim any responsibility regarding disclosures as to Bioaccelerate, its business or its financial condition.

     (m) As of Closing the outstanding capitalization of MODS shall consist of 2,500,000 shares of common stock, but prior to the issuance of shares to the Bioaccelerate Stockholders pursuant to the terms of this Agreement, But not including any options under the 2003 Stock Option Plan to be adopted at Closing.

     (n) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to MODS, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which MODS is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of MODS or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of MODS.

     (o) MODS has, and at the Closing Date MODS shall have, disclosed to Bioaccelerate all events, conditions and facts materially affecting the business, finances and legal status of MODS.

     (p) The corporate financial records, minute books, and other records of MODS are to be available to Bioaccelerate prior to the Closing Date and will be turned over to newly appointed management of MODS, in their entirety, at Closing.

     (q) There are no existing or threatened liabilities, claims, lawsuits, nor to MODS's best knowledge, is there any basis for the same, with respect to MODS's original stock issuance to its founders, its subsequent securities offerings, solicitation of proxies in connection with any stockholders' meeting, other dealings with its stockholders, the public trading of MODS's securities, activities of brokers in connection with MODS's securities, whether on behalf of the Securities and Exchange Commission, state agencies or other persons. This includes matters relating to state or federal securities laws as well as general common law or state corporation law principles.

     (r) This Agreement is enforceable against MODS in accordance with its terms.

     (s) MODS has files all periodic reports required to be filed with the SEC and all such reports are accurate and complete in all material respects.

     10. Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place as soon as practicable but no later than August 31, 2004, unless
extended by mutual consent of all parties hereto.   The "Closing Date" of
the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the MODS Shares are issued in exchange for the BIOACCELERATE Common Stock. Absent further mutual agreement, no party shall have any further obligations under this Agreement if all conditions precedent to its obligations are not fulfilled by August 31, 2004.

     11. Conditions Precedent to the Obligations of Bioaccelerate . All obligations of BIOACCELERATE under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

     (a) The representations and warranties by or on behalf of Dixon and MODS contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

     (b) MODS shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

     (c) On or before the Closing, the board of directors, and shareholders representing a majority interest the outstanding common stock of MODS, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

     (d) On or before the Closing Date, MODS shall have delivered to Bioaccelerate certified copies of resolutions of the board of directors and shareholders of MODS approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable MODS to comply with the terms of this Agreement including the election of Bioaccelerate 's nominees to the Board of Directors of MODS and all matters outlined herein.

     (e) The Acquisition shall be permitted by applicable law and MODS shall have sufficient shares of its capital stock authorized to complete the Acquisition.

     (f) At Closing, the existing sole officer and director of MODS shall have resigned in writing from all positions as director and officer of MODS effective upon the election and appointment of the Bioaccelerate nominees.

     (g) At the Closing, all instruments and documents delivered to Bioaccelerate and Bioaccelerate Stockholders, and all actions taken by MODS, pursuant to the provisions hereof, and all matters relating to compliance with applicable securities laws, shall be reasonably satisfactory to legal counsel for Bioaccelerate .

     (h) The shares of restricted MODS capital stock to be issued to Bioaccelerate Stockholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

     (i) Bioaccelerate and Bioaccelerate Stockholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

     (j) Bioaccelerate shall have received all necessary and required approvals and consents from required parties and its shareholders.

     (k) At the Closing, MODS shall have delivered to Bioaccelerate an opinion of its counsel dated as of the Closing to the effect that:

          (i) MODS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (ii) This Agreement has been duly authorized, executed and delivered by MODS and is a valid and binding obligation of MODS enforceable in accordance with its terms;

          (iii) MODS through its board of directors and stockholders has taken all corporate action necessary for performance under this Agreement, including, without limitation, authorization and effectuation of the reverse stock split and the amendment of its Articles of Incorporation.

          (iv) The documents executed and delivered by MODS to Bioaccelerate and Bioaccelerate Stockholders hereunder are valid duly executed and delivered, and binding in accordance with their terms and vest in Bioaccelerate Stockholders, as the case may be, all right, title and interest in and to the MODS Shares to be issued pursuant to the terms hereof, and the MODS Shares when issued will be duly and validly issued, fully-paid and nonassessable;

          (v) MODS has the corporate power to execute, deliver and perform under this Agreement;

          (vi) The execution, delivery and performance of this Agreement and the, consummation of the transactions contemplated hereby will not (a) to the best of such counsel's knowledge, constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to MODS, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) to the best of such counsel's knowledge result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which MODS is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of MODS or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of MODS

          (vii) Legal counsel for MODS is not aware of any liabilities, claims or lawsuits involving MODS; and

     12. Conditions Precedent to the Obligations of MODS. All obligations of MODS under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) The representations and warranties by Bioaccelerate and Bioaccelerate Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

     (b) Bioaccelerate shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;


     (c) Bioaccelerate shall deliver on behalf of each of the Bioaccelerate Stockholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "C", acknowledging that the MODS Shares are being acquired for investment purposes.

     (d) Bioaccelerate shall deliver an opinion of its legal counsel to the effect that:

     13. Indemnification. For a period of one year from the Closing, MODS and Dixon agree to jointly and severally indemnify and hold harmless Bioaccelerate and the Bioaccelerate Stockholders, and Bioaccelerate agrees to indemnify and hold harmless MODS and Dixon, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

     To the extent there is a material breach in this Agreement pursuant to which Bioaccelerate is entitled to indemnification, Bioaccelerate shall be entitled to cause MODS management to issue to the Bioaccelerate Stockholders additional shares of MODS common stock based on its fair market value at the time in an amount equal to any claim or liability which may arise, all in addition to any other remedies which may be available.

     14. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     15. Documents at Closing. At the Closing, the following documents shall be delivered:

     (a) Bioaccelerate will deliver, or will cause to be delivered, to MODS the following:

          (i) a certificate executed by the President and Secretary of Bioaccelerate to the effect that all representations and warranties made by Bioaccelerate under this Agreement are true and correct as of the Closing, the same as though originally given to MODS on said date;

          (ii) a certificate from the jurisdiction of incorporation of Bioaccelerate dated at or about the Closing to the effect that Bioaccelerate is in good standing under the laws of said jurisdiction;

          (iii) Investment Letters in the form attached hereto as Exhibit "C" executed by each Bioaccelerate Stockholder;

          (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

          (v) certified copies of resolutions adopted by the shareholders and/or directors of Bioaccelerate authorizing this transaction; and

          (vi) all other items, the delivery of which is a condition precedent to the obligations of MODS as set forth herein.

     (b)  MODS will deliver or cause to be delivered to Bioaccelerate:

          (i) stock certificates representing the MODS Shares to be issued as a part of the stock exchange as described herein;

          (ii) a certificate of the President of MODS, to the effect that all representations and warranties of MODS made under this Agreement are true and correct as of the Closing, the same as though originally given to Bioaccelerate on said date;

          (iii) certified copies of resolutions adopted by MODS's board of directors and MODS's Stockholders authorizing the Acquisition and all related matters described herein;

          (iv) certificate from the jurisdiction of incorporation of MODS dated at or about the Closing Date that MODS is in good standing under the laws of said state;

          (v) opinion of MODS's counsel as described in Section 11(k) above;

          (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

          (vii)  resignation of the existing officer and director of MODS;

          (viii)  all corporate and financial records of MODS; and

          (ix) all other items, the delivery of which is a condition precedent to the obligations of Bioaccelerate , as set forth in
     Section 12 hereof.

     16. Finder's Fees. MODS, represents and warrants to Bioaccelerate , and Bioaccelerate represents and warrants to MODS that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than the arrangements described in
Section 5(d) hereof, which do not include any finders fees. In this regard, MODS, on the one hand, and Bioaccelerate on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

     17.  Miscellaneous.

     (a) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     (c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

     (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

     (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     (i) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

     (j) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                   MOBILE DESIGN CONCEPTS, INC.


                                   By:
                                    Lynn Dixon, President


                                    Lynn Dixon, individually


BIOACCELERATE, INC.



By:______________________________






C:\TGK\BioAcc\Agreememt and Plan of reorganization1.doc

                          EXHIBIT "A"


            To Agreement and Plan of Reorganization

              List of Bioaccelerate  Shareholders

Name and Address              Bioaccelerate  Shares   MODS Shares

                          EXHIBIT "B"


            To Agreement and Plan of Reorganization

         Form of Amendment to Articles of Incorporation

                          EXHIBIT "C"


            To Agreement and Plan of Reorganization

                   Form of Investment Letter